Exhibit 99.2
Unaudited Pro Forma Condensed Combined Financial Statement of ALT5 Sigma Corporation as of March 29, 2025, for the year ended December 28, 2024, and for the three months ended March 29, 2025

Introduction
Mswipe Acquisition
On May 13, 2025, ALT5 Sigma Corporation (the “Company” or “ALT5”) disclosed in Note 20 to its unaudited condensed financial statements filed in its Quarterly Report on Form 10-Q (the “10-Q”) that, effective on May 9, 2025, ALT5 and its indirect, wholly-owned second tier Canadian subsidiary entered into an agreement to purchase all of the outstanding capital stock of an entity that, through its subsidiaries, offers multi-currency, fiat- and crypto-enabled payment card services. The business trades under the name Mswipe. Through a suite of physical and virtual cards that are available on both the Visa® and Mastercard® networks, the acquired operations enable users seamlessly to spend traditional and digital currencies across the globe. The acquired platform is built with robust compliance frameworks, advanced security protocols, and real-time exchange capabilities, which allow for fast, secure, and borderless transactions. This is a B2B solution, which, when combined with our current solutions, bridges the gap between the crypto economy and traditional financial systems—while ensuring regulatory alignment, interoperability with existing payment networks, and a seamless user experience for institutional partners and their end-users.
The purchase price for this transaction consisted of our (i) issuing one million restricted shares of our common stock to the three sellers, valued at the Historical NOCP on May 9, 2025 of $6.10, (ii) granting five hundred thousand four-year common stock warrants to the three sellers, with a per-share exercise price of $5.50 (which was the approximate market price at the time that we reached an agreement in principal for this transaction), (iii) issuing shares to two of the sellers in “Alyea Therapeutics Corporation,” our biotech business that we are in process of separating from our core business, which shares we valued at $4.8 million, and (iv) issuing two 14-month straight promissory notes in the aggregate initial principal balance of approximately one million dollars with an interest rate at the AFR for quarterly compounded notes of 3.99% per annum and all principal and interest due at the maturity date. We also are acknowledging an equivalent 14-month term straight promissory note at the acquired company level that pre-dated our acquisition. The principal balance as of May 9, 2025 was approximately $5.1 million and the interest was reset to match that of the two notes that we issued. We also granted the sellers the right to one earn-out payment in the amount of $20 million (payable in cash or unregistered shares of our common stock) right if the Operating Subsidiaries generate a minimum of $15 million in annualized or actual total revenue from the assets owned by the Operating subsidiaries at May 9, 2025.
Proforma information
The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The historical consolidated financial information in the unaudited pro forma condensed combined financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) expected to have a continuing impact on the combined results of the Company.
The unaudited pro forma condensed combined financial information does not give effect to any operating or revenue synergies that may result from the merger or the costs to achieve any synergies.
The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined Company's financial position or results of operations would have been had the transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined Company.

The unaudited pro forma condensed combined financial information contains estimated adjustments, based upon available information and certain assumptions that we believe are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in greater detail in the accompanying notes to the unaudited pro forma combined financial information. In many cases, these assumptions were based on preliminary information and estimates.
As of March 29, 2025, proforma total assets, liabilities, and total shareholders’ equity would have been approximately $98.0 million, $60.9 million, and $33.3 million, respectively. If the transaction had occurred on December 31, 2023, the pro forma statement of operations for the year ended December 28, 2024 would have reflected a net loss of approximately $7.1 million. Pro forma basic loss per share would have increased by $0.08 to $0.64. Additionally, the pro forma statement of operations for the three months ended March 29, 2025 would have reflected a net loss of approximately $2.9 million. Pro forma basic loss per share would have increased by $0.01 to $0.19.

ALT5 SIGMA CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
MARCH 29, 2025
(dollars in thousands)

ALT5 Historical		Mswipe Historical		Pro Forma Adjustments		Notes	Pro Forma Combined	
Assets									
Cash	$	7,177	$	124	$	—		$	7,301
Trade receivables, net		2,530		1,217		—			3,747
Digital assets receivable		23,776		—		—			23,776
Prepaid expenses and other current assets		1,518		161		—			1,679
Total current assets		35,001		1,502		—			36,503
Property and equipment, net		1,170		20		—			1,190
Right of use asset - operating leases		121		—		—			121
Intangible assets, net		34,430		—		7,700	a		42,130
Goodwill		11,714		—		6,378	b		18,092
Total assets	$	82,436	$	1,522	$	14,078		$	98,036
Liabilities and Stockholders' Equity									
Liabilities:									
Accounts payable	$	3,231	$	1,400	$	—		$	4,631
Accrued liabilities		2,553		—		—			2,553
Digital assets payable		30,918		—		—			30,918
Lease obligation short term - operating leases		10		—		—			10
Due to Soin		2,850		—		—			2,850
Convertible debentures		563		—		—			563
Current portion of related party notes payable and advances		812		—		—			812
Total current liabilities		40,937		1,400		—			42,337
Notes payable		11,570		—		5,695	c		17,265
Lease obligation long term - operating leases		113		—		—			113
Deferred taxes		1,041		—		—			1,041
Other non-current obligations		108		—		—			108
Total liabilities		53,769		1,400		5,695			60,864
Commitments and contingencies									
Mezzanine equity									
Convertible preferred stock - Series S		3,856		—		—			3,856
Stockholders' equity:									
Preferred stock - Series B		8,552		—		—			8,552
Convertible preferred stock - Series Q		1,321		—		—			1,321
Convertible preferred stock - Series S		7,993		—		—			7,993
ALT5 warrants		—		—		1,652	d		1,652
Alyea common stock		—		—		1,668	e		1,668
ALT5 Common stock		9		—		5,185	f		5,194
Paid-in capital		62,207		122		(122)	g		62,207
Accumulated deficit		(56,879)		—		—			(56,879)
Accumulated other comprehensive loss		(2,317)		—		—			(2,317)
Equity attributable to ALT5 Sigma Corporation stockholders		20,886		122		8,383			29,391
Non-controlling interest		3,925		—		—			3,925
Total stockholders' equity	$	24,811	$	122	$	8,383		$	33,316
Total liabilities and stockholders' equity	$	82,436	$	1,522	$	14,078		$	98,036

ALT5 SIGMA CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 28, 2024
(dollars in thousands, except per share amounts)

ALT5 Historical	Mswipe Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues	$ 12,532	$ 3,193	$ —		$ 15,725
Cost of revenues	6,238	2,375	—		8,613
Gross profit	6,294	818	—		7,112
Operating expenses:					
Sales, general and administrative expenses	13,856	691	634	a	15,181
Total operating expenses	13,856	691	634		15,181
Operating income	(7,562)	127	(634)		(8,069)
Other (expense) income:					
Interest expense, net	(879)	—	—		(879)
Realized gain on exchange transactions	374	—	—		374
Unrealized loss on exchange transactions	—	(343)	—		(343)
Unrealized loss on marketable securities	(1,058)	—	—		(1,058)
Other expense	(161)	—	—		(161)
Total other income, net	(1,724)	(343)	—		(2,067)
Loss before provision for income taxes	(9,286)	(216)	(634)		(10,136)
Income tax benefit	(3,041)	—	—		(3,041)
Net loss	$ (6,245)	$ (216)	$ (634)		$ (7,095)
Income per share:					
Basic	$ (0.56)				$ (0.64)
Weighted average common shares outstanding:					
Basic	11,148,493				11,148,493

ALT5 SIGMA CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 29, 2025
(dollars in thousands, except per share amounts)

LIVE VENTURES INCORPORATED
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of presentation
The unaudited pro forma condensed combined financial statements are based on ALT5 Sigma Corporation’s and Mswipe’s historical financial statements as adjusted to give effect to the acquisition of Mswipe.
The unaudited pro forma combined statements of operations for the year ended December 28, 2024 gives effect to the Mswipe acquisition as if it had occurred on December 31, 2023. ALT5 Sigma Corporation’s fiscal year was December 30, 2023 to December 28, 2024, and the combined proforma statement of operations represents this period.
The unaudited pro forma combined statements of operations for the three months ended March 29, 2025 gives effect to the Mswipe acquisition as if it had occurred on December 28, 2024. The statement of operations for “ALT5 Historical” includes proforma financial results for the period of December 29, 2024 to March 29, 2025. The statement of operations for “Mswipe Historical” includes the actual results for Mswipe for the period of January 1, 2025 to March 31, 2025.
The unaudited pro forma combined balance sheets as of March 29, 2025 give effect to the Mswipe acquisition as if it had occurred on March 29, 2025.
Note 2. Preliminary purchase price allocation
The following table shows the preliminary allocation of the purchase price for Mswipe to the acquired identifiable assets, liabilities assumed and pro forma goodwill (dollars in thousands):
Note 3. Pro forma adjustments
The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:
Adjustments to the pro forma condensed combined balance sheet
(a)Reflect the fair value of intangible assets acquired based on independent third-party appraisal.
(b)Reflects the preliminary estimate of goodwill, which represents the excess of the purchase price over the fair value of Mswipe’s identifiable assets acquired and liabilities assumed as presented in Note 2.
(c)Reflects Mswipe’s seller’s notes to finance the acquisition.

(d)Reflect the fair value of ALT5 warrants issued to finance the acquisition based on independent third-party appraisal.
(e)Reflect the fair value of Alyea common stock issued to finance the acquisition based on independent third-party appraisal.
(f)Reflect the fair value of ALT5 common stock issued to finance the acquisition based on independent third-party appraisal.
(g)Reflects the elimination of Mswipe’s shareholders’ equity.
Adjustments to the pro forma condensed combined statement of operations
(a)Reflects amortization expense of intangible assets based on the preliminary fair value at acquisition date.